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                                                                     EXHIBIT 2.2


                             AMENDMENT NO. ONE TO

                           STOCK EXCHANGE AGREEMENT
                          AND PLAN OF REORGANIZATION


     THIS AMENDMENT is made and effective as of this 30th day of October, 1998, between FIRST FINANCIAL BANKSHARES, INC. (hereinafter referred to as "First Financial"), and CLEBURNE STATE BANK (hereinafter referred to as "CSB").


                                   RECITALS:


     First Financial and CSB have heretofore entered into a Stock Exchange Agreement and Plan or Reorganization dated September 4, 1998 (the "Agreement"), which Agreement is incorporated herein by reference. First Financial and CSB now mutually desire to amend the terms of the Agreement as hereinafter provided;


     NOW, THEREFORE, in consideration of the premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree to amend the Agreement as follows:


     1.  Section 1.2 is revised to read as follows:


     "1.2 RATIO OF EXCHANGE. Subject to all terms and conditions of this Agreement, First Financial shall be obligated to issue and exchange 2.1073 shares of First Financial Stock for each share of CSB Stock tendered by the Shareholders who accept the Exchange Offer during the time period the Exchange Offer is in effect."

     2.  The following paragraph is added as the third paragraph of Section 1.4:

     "For purposes of this Agreement, the "MARKET VALUE" per share of First Financial Stock shall mean the average of the daily last sales prices of First Financial Stock reported on the NASDAQ national market system ("NASDAQ NMS") (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source) for the ten (10) consecutive full trading days in which such shares are traded on the NASDAQ NMS ending at the close of trading on the tenth (10th) business day prior to the mailing of the Prospectus. The Market Value per share of First Financial Stock shall be appropriately adjusted in the event a share of First Financial Stock shall be changed into a different number of shares by reason of reclassification, recapitalization,
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split up, exchange of shares or adjustments, or if a stock dividend thereon shall be declared with a record date prior to consummation of the proposed Exchange Offer."


     3.  The last sentence of Section 1.8 is revised to read as follows:


     "If the Exchange Offer is consummated, but less than all of the CSB Stock is tendered in exchange for First Financial Stock, then as part of the proposed merger of CSB into First National Bank in Cleburne, those Shareholders of CSB who did not tender their shares pursuant to the Exchange Offer made under this Agreement will be required to accept cash payment for their shares based on the Market Value of a share of First Financial Stock times 2.1073 per share of CSB Stock, subject only to the rights, if any, afforded by applicable law to any Shareholders of CSB who dissent from the merger and refuse to accept the cash payment tendered in return for their CSB Stock."


     4.  Section 2.11 is revised to read as follows:


     "2.11 FREEZE OF 401(K) PROFIT SHARING PLAN. The Board of Directors of CSB shall, prior to the Closing Date, adopt such resolutions, and take such other action, as may be reasonable and necessary (as judged by First Financial and its counsel), to freeze the existing CSB 401(k) Profit Sharing Plan (the "401(K)"). Such resolutions may condition the freezing of the 401(k) upon consummation of the stock exchange transaction contemplated by this Agreement.


     In addition, First Financial and its counsel shall be reasonably satisfied, in their opinion, that (1) the existing frozen CSB Employee Stock Plan (the "ESOP") and the 401(k) are qualified plans under and in substantial compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, the Internal Revenue Code of 1986, as amended, and all other applicable laws, rules and regulations; and (2) no facts or circumstances known to CSB exist which, in the opinion of First Financial and its counsel, may result in liability to First Financial, CSB or any of its or their directors, officers or employees arising out of, or in connection with, administration of the ESOP or the 401(k), or freezing of the 401(k) if the transaction contemplated by this Agreement is consummated."


     5.  Section 7.1(b) is revised to read as follows:


     "(b)  [RESERVED]"


     6. Except as amended herein, the Agreement shall remain in full force and effect.

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     7.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.


     IN WITNESS WHEREOF, this Amendment No. One to the Stock Exchange Agreement and Plan of Reorganization is executed to be effective as of the date first set forth above.


ATTEST:                                   FIRST FINANCIAL BANKSHARES, INC.



By: /s/ CURTIS R. HARVEY                  By: /s/ KENNETH T. MURPHY
   -----------------------------             -----------------------------
     Curtis R. Harvey                          Kenneth T. Murphy
     Executive Vice President                  Chairman of the Board,
     and Chief Financial Officer               President and Chief
                                               Executive Officer



ATTEST:                                   CLEBURNE STATE BANK


By:                                       By: /s/ H. SANDY LEDBETTER
   -----------------------------             -----------------------------
                                               H. Sandy Ledbetter
                                               President and Chief
                                               Executive Officer

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